EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                                 IA GLOBAL, INC.


                                       AND


                                QUIKCAT.COM, INC.


                                   DATED AS OF


                                ________ __, 2004

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                                TABLE OF CONTENTS

1.    DEFINITIONS..............................................................1
2.    PURCHASE AND SALE........................................................6
      2.1.     Purchase and Sale of Assets.....................................6
      2.2.     Excluded Assets.................................................8
      2.3.     Assumed Liabilities.............................................8
      2.4.     Retained Liabilities............................................9
      2.5.     Agreement to Purchase..........................................10
      2.6.     Consideration..................................................10
      2.7.     Assignment of the Assumed Contracts and Permits................11
3.    REPRESENTATIONS AND WARRANTIES OF the coMPANY...........................11
      3.1.     Organization...................................................11
      3.2.     Authorization, Execution and Enforceability....................11
      3.3.     Absence of Restrictions, Conflicts and Required Consents.......11
      3.4.     Ownership of Assets and Related Matters........................12
      3.5.     Legal Proceedings..............................................12
      3.6.     Governmental and Other Authorizations..........................13
      3.7.     Compliance with Legal Requirements.............................13
      3.8.     Intellectual Property..........................................13
      3.9.     Transactions with Affiliates...................................14
      3.10.    Brokers, Finders and Investment Bankers........................15
      3.11.    Disclosure.....................................................15
      3.12.    Disclaimer of Other Representations and Warranties.............15
4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................15
      4.1.     Organization...................................................15
      4.2.     Authorization, Execution and Enforceability....................15
      4.3.     Absence of Restrictions, Conflicts and Required Consents.......16
      4.4.     Brokers, Finders and Investment Bankers........................16
      4.5.     Disclosure of Interests........................................16
5.    CERTAIN COVENANTS AND AGREEMENTS........................................16
      5.1.     Access and Information.........................................16
      5.2.     Conduct of Business Pending Closing............................17
      5.3.     Notice; Efforts to Remedy; Reports.............................19
      5.4.     Taxes..........................................................19
      5.5.     Supplements to Disclosure Schedules............................19
      5.6.     Supplements to Disclosure Schedules............................19
      5.7.     Bankruptcy Filings.............................................20
      5.8.     Power of Attorney; Right of Endorsement........................20
      5.9.     Post-Closing Funds.............................................20
      5.10.    Further Assurances.............................................20
      5.11.    Public Statements..............................................21
      5.12.    Governmental Authority, Approvals and Cooperation..............21

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6.    CONDITIONS PRECEDENT TO THE CLOSING.....................................22
      6.1.     Conditions to Each Party's Obligations.........................22
      6.2.     Conditions to the Obligations of the Company...................23
      6.3.     Conditions to the Obligations of Purchaser.....................23
7.    CLOSING.................................................................25
      7.1.     Closing Date...................................................25
      7.2.     Closing Steps..................................................25
8.    TERMINATION.............................................................25
      8.1.     Termination....................................................25
      8.2.     Effect of Termination..........................................26
9.    NOTICES.................................................................27
10.   MISCELLANEOUS...........................................................28
      10.1.    Attachments....................................................28
      10.2.    Entire Agreement...............................................28
      10.3.    Disclosure Schedules...........................................28
      10.4.    Compliance with Bulk Sales Laws................................28
      10.5.    Enforcement of Agreement.......................................28
      10.6.    Succession and Assignment......................................29
      10.7.    Number; Gender.................................................29
      10.8.    Captions.......................................................29
      10.9.    Controlling Law; Integration; Amendment; Certain
                 Construction Rules...........................................29
      10.10.   Severability...................................................29
      10.11.   Counterparts; Execution and Delivery of Signature Pages........29
      10.12.   No Third Party Beneficiary.....................................30
      10.13.   Waiver.........................................................30


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into effective this ___ day of ___________, 2004, by and among IA GLOBAL, INC., a corporation organized and existing under the laws of the State of Delaware ("Purchaser"), and QUIKCAT.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"). Purchaser and the Company shall hereinafter be referred to individually as a "Party" and collectively as the "Parties."

                          W I T N E S S E T H T H A T :

         WHEREAS, the Company engages in, among other things, the business of providing software that accelerates the transfer of data using the Internet (the "Business"), as a Debtor-In-Possession in the Chapter 11 case pending in the United States Bankruptcy Court for the Northern District of Ohio (the "USBC"), Case No. 03-12179-H (the "Bankruptcy Proceeding");

         WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Company proposes to sell to Purchaser, and Purchaser, through one or more subsidiaries, proposes to purchase from the Company, substantially all of the assets used or held for use in, or relating to, the Business, and Purchaser, through one or more subsidiaries, proposes to assume certain of the liabilities and obligations of the Company relating to the Business; and

         WHEREAS, the Parties wish to make certain other agreements and undertakings;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the following meanings:

         "ACCOUNTS RECEIVABLE" shall mean all trade accounts receivable and the right to payment from customers of the Business, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to such customers, and all other accounts or notes receivable and the full benefit of all security interests given or obtained by the Company for such accounts or notes and all claims, remedies and other rights related to any of the foregoing.

         "AFFILIATE" of any Person (as hereinafter defined) shall mean (i) any director, officer or employee of such Person, (ii) any direct or indirect holder of five percent (5%) or more of the outstanding capital stock of such Person,
(iii) any spouse, parent, sibling, or descendant of such Person, (iv) any trust, partnership, limited partnership or limited liability company, in whole or in part, for the benefit of, or owned by, such Person or any Person specified in clauses (i), (ii) or (iii) hereof, and (v) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under

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common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

         "ANCILLARY DOCUMENTS" shall mean, collectively, the Company Ancillary Documents (as defined below) and the Purchaser Ancillary Documents (as defined below).

         "BANKRUPTCY CODE" shall mean The United States Bankruptcy Code, 11, U.S.C.ss.ss.101 ET SEQ.

         "BENEFIT PLAN" means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Legal Requirements of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal plan and (d) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

         "BIDDING PROCEDURES ORDER" shall mean any one or more sets of orders detailing the order entered or to be entered by the USBC in the Bankruptcy proceeding establishing bidding procedures in the case known as IN RE:
QUIKCAT.COM, INC., CASE NO. 03-12179-H, pending in the USBC, for the sale of the assets of the Company and the Business pursuant to Section 363 of the Bankruptcy Code.

         "BREACH" shall mean any violation or breach of, any misrepresentation or inaccuracy in, any default under, any conflict with, or any failure to perform or comply with any representation, warranty, covenant, obligation or other provision of, or any event which results in Liability (as defined below), or Encumbrance (as defined below) under this Agreement or any Ancillary Document, any Contract (as defined below), any Governing Document (as defined below) or other instrument or any event which with the passing of time or the giving of notice, or both, would constitute such a violation, breach, misrepresentation, inaccuracy, default, conflict or failure. When used with respect to this Agreement or any Ancillary Document, a "Breach" will also be deemed to include any occurrence or circumstance that is or was inconsistent with any representation, warranty, covenant, promise, obligation, duty under, or other provision of, this Agreement or such Ancillary Document, respectively.

         "BUSINESS" shall have the meaning set forth in the recitals.

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         "BUSINESS DAY" shall mean any day on which banks are not required or authorized to close in Cleveland, Ohio.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY ANCILLARY DOCUMENT" shall mean each certificate, agreement, document and instrument executed and delivered by the Company in connection with the Contemplated Transactions.

         "CONSENT" shall mean any consent, approval, ratification, registration, filing, application, notice, transfer, qualification, waiver or authorization of any kind of any Person.

         "CONTEMPLATED TRANSACTIONS" shall mean such transactions as are required to be consummated by the Parties hereto pursuant to this Agreement and the Ancillary Documents.

         "CONTRACT" shall mean any contract, agreement, purchase order, mortgage, promissory note, deed to secure debt, deed of trust, debt instrument, lease, easement, franchise, lease, license, commitment, arrangement, warranty, undertaking or understanding to which any Person is a Party or bound or to which his, her or its property is subject, whether written or oral, and including each and every amendment, modification or supplement to any of them.

         "CUSTOMARY ENFORCEABILITY LIMITATIONS" means bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is sought or considered in a Proceeding (as defined below) in equity or at law).

         "DISCLOSURE SCHEDULE" shall mean each Schedule (as defined below) which relates to a representation or warranty herein by any Party hereto.

         "ENCUMBRANCE" shall mean any charge, claim, condition, equitable interest, encumbrance, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or on the exercise of any other attribute of ownership.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EXHIBIT" shall mean each written document which is labeled as an "Exhibit" or which is attached to and referenced in a written document labeled as an "Exhibit," and which is attached to, or placed underneath or adjacent to, the executed version of this Agreement.

         "FACILITIES" shall mean any real property currently owned, leased, operated or used by the Company in the conduct of the Business.

         "GOVERNING DOCUMENTS" shall mean, (a) with respect to the Company, the Company's Certificate of Incorporation and Bylaws; (b) with respect to Purchaser, Purchaser's Certificate of Incorporation and Bylaws; and (c) with respect to the Company or Purchaser or any other Person (other than an individual natural person), any other indenture, trust, charter or similar

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document adopted or filed in connection with the creation, formation or organization of such Person; all securityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person, or relating to the rights, duties and obligations of the stockholders, members, beneficiaries, trustees, partners or other Persons having legal or beneficial interests in such aforementioned Persons; and any amendment or supplement to any of the foregoing.

         "GOVERNMENTAL AUTHORIZATION" shall mean any Consent, license, registration, plan, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body (as defined below) or pursuant to any Legal Requirement (as defined below).

         "GOVERNMENTAL BODY" shall mean, with respect to any Jurisdiction (as defined below) or combination of Jurisdictions, (i) any federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, (including, without limitation, the USBC in this Bankruptcy Proceeding), tribunal or other entity exercising governmental or quasi-governmental powers); (ii) any multi-national organization or body; (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power over such Jurisdiction, with respect to its Persons, properties or otherwise; and (iv) any official of any of the foregoing.

          "INCLUDE" and its derivatives (whether or not capitalized herein) shall mean by way of example and not by way of exclusion or limitation.

         "INTELLECTUAL PROPERTY" means (a) all discoveries, innovations, inventions and all improvements thereto and all classes and types of patents, including, without limitation, utility models, utility patents and design patents, and all patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress and logos, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship and all copyrights therein, whether such works are published or unpublished works, and all applications, registrations and renewals in connection therewith, (d) all trade secrets, know-how, product prototypes, and all proprietary, technical and non-technical data and information, including, without limitation, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related code and software other than commercially available "off-the-shelf" software, (f) all domain name registrations and URL addresses, (G) all other recognizable equivalent proprietary rights, and (h) all copies and tangible embodiments of the foregoing, in each case related to and/or used in the Business and in each case whether arising under the laws of the United States or any other Jurisdiction.

         "IRS" shall mean the Internal Revenue Service.

         "JURISDICTION" shall mean any nation, state, commonwealth, judicial circuit, region, county, city, town, village, district or other jurisdiction;

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         "KNOWLEDGE" An individual natural person shall be deemed to have
"Knowledge" of a particular fact or other matter if:

         (a) Such individual natural person is actually aware of such fact or other matter; or

         (b) A prudent individual natural person in a similar position could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation regarding the accuracy of any representations or warranties contained in this Agreement, which investigation such prudent individual natural person shall be deemed to have conducted.

A Person (other than an individual natural person) will be deemed to have "Knowledge" of a particular fact or other matter if any individual natural person who is serving, or who has at any time served, as a director, officer, partner, manager, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter (under the standards set forth in clauses (a) and/or (b) above). In addition, the Company shall be deemed to have "Knowledge" of a particular fact or other matter if Olu Lafe, any director, any court-appointed representative or other duly-authorized representative(s) has Knowledge of such fact or matter under the standards set forth in clauses (a) and/or (b) above.

         "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, rule, regulation, ordinance, principle of common law or treaty.

         "LIABILITY" shall mean, with respect to any Person, any claim, loss (including diminution in value), cost, expense, penalty, fine, judgment, damage, liability, loss of rights, or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person and whether or not involving a third party claim.

         "MATERIAL ADVERSE EFFECT" means any state of facts, event, development, change or effect that either individually or together with any other state(s) of fact, event(s), development(s), change(s) or effect(s) has had or could reasonably be expected to have, a material adverse effect on the assets, liabilities, financial condition, business or business prospects of the Business, taken as a whole, or could reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions.

         "ORDER" shall mean any order, injunction, judgment, decree, ruling, writ or arbitration award of any Governmental Body or arbitrator.

         "ORDINARY COURSE OF BUSINESS" shall mean any action taken by the Company with respect to the Business if such action is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Business.

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         "PERSON" shall mean any individual natural person and any partnership, limited liability company, corporation, trust, government agency or governmental subdivision and any other legal entity.

         "PROCEEDING" shall mean any claim, action, arbitration, audit, hearing, investigation of which the Person making a representation or warranty has Knowledge, litigation or suit (whether civil, criminal, administrative or judicial, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator, or which seeks or requests the issuance of an Order.

         "PURCHASER ANCILLARY DOCUMENT" shall mean each certificate, agreement, document and instrument executed and delivered by the Purchaser in connection with the Contemplated Transactions.

         "SCHEDULE" shall mean each written document which is labeled as a "Schedule" or which is attached to and referenced in a written document labeled as a "Schedule," and which is attached to, or placed underneath or adjacent to, the executed version of this Agreement.

         "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including U.S. federal, State, city, county, non-U.S. or other income, franchise, capital stock, real property, personal property, tangible, intangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, registration, license, stamp, occupation, premium, windfall profits, environmental, value-added, alternative or add-on minimum, estimated and all other taxes of any kind for which a Person may have any Liability imposed by a Governmental Body, whether disputed or not.

         "TREASURY REGULATIONS" shall have the meaning ascribed thereto under applicable law.

         "USBC" has the meaning given to it in the Preamble.

         "USBC ORDER" shall mean the order of the USBC approving the sale of the Assets to the Purchaser free and clear of all Encumbrances pursuant to the terms of this Agreement under Section 363 of the Bankruptcy Code (including finding that the Purchaser is a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code), which Order shall not be stayed at the time of Closing.

         "UNCURED BREACH" shall mean, with respect to any Breach of any representation, warranty, covenant or agreement in this Agreement, a Breach which is not cured within ten (10) Business Days following the receipt by the Breaching Party of notice of such Breach.

2. PURCHASE AND SALE.

         2.1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall grant, sell, convey, assign, transfer and deliver to Purchaser or one or more of its subsidiaries, and Purchaser or one or more of its subsidiaries shall purchase, acquire and accept from the Company, all of the Company's right, title and interest in and to (a) the Business, and (b) all of the assets, properties and

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rights of the Company constituting the Business or used or held for use in the
Business, of every kind and description, real, personal and mixed, tangible or intangible, wherever situated, other than the Excluded Assets (which Business, assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of any Encumbrances other than Assumed Liabilities. Without limiting the foregoing, the Assets shall include the following:

                  2.1.1. All right, title and interest of the Company in the Contracts identified on Schedule 3.4.2 (collectively, the "Assumed Contracts");

                  2.1.2. All Governmental Authorizations and other approvals of any nature relating to the Business, to the extent transferable;

                  2.1.3. All equipment, servers, computers, business machines, tools, vehicles, furniture, furnishings, parts, office and other supplies, and other tangible personal property used or held for use in the Business, whether or not carried on the books of the Company (collectively, the "QC Equipment");

                  2.1.4. All of the QC Intellectual Property (as defined below) (including goodwill associated therewith), including the QC Intellectual Property identified on Schedule 3.8;

                  2.1.5. All computer software (including documentation and related object and source codes) used or held for use in the Business, including all of the software identified on Schedule 3.8 (collectively, the "QC Software");

                  2.1.6. All files and documents related to the customers, vendors and strategic partners of the Business, data, correspondence, plans, files, books and documents, including customer, potential customer and vendor lists, promotional and marketing materials, sales literature, advertising, brochures, user manuals, proposals, presentations, analyses, and other business, personnel, financial and accounting documents and records used or held for use in the Business, but, in the case of any such materials that apply to businesses of the Company other than the Business, only the portion of such materials that relates to the Business;

                  2.1.7. All Accounts Receivable, notes receivable, advances, prepaid expenses and credits of the Company related to the Business;

                  2.1.8. All rights to causes in action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise; and

                  2.1.9. All rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Company relating to the Business or any Asset, and all rights to proceeds under insurance policies with respect to any Asset or the Business; and

                  2.1.10. All other tangible and intangible assets of any kind or description, wherever located, that are used or held for use in or related to the Business.

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         2.2. EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following items (hereinafter collectively referred to as "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of the Company after the Closing:

                  2.2.1. The minute books, stock records and corporate seal of the Company;

                  2.2.2. All cash, cash equivalents and bank accounts owned by the Company as of the Closing Date (as defined below);

                  2.2.3. The Company's right, title and interest to and in the Facilities, including the buildings, structures, fixtures and improvements located thereon, and all Governmental Authorizations relating thereto;

                  2.2.4. All shares of capital stock or other equity interests in Affiliates of the Company;

                  2.2.5. Any Contract which (i) terminates or expires prior to the Closing Date in accordance with its terms (and such termination is enforceable under Section 365 of the Bankruptcy Code) or in the Ordinary Course of Business or (ii) is not an Assumed Contract (each an "Excluded Contract" and collectively, the "Excluded Contracts");

                  2.2.6. All personnel records and other records, copies of which the Company is required by law to retain in its possession;

                  2.2.7. All claims of the Company for refunds of Taxes and other governmental charges of whatever nature;

                  2.2.8. All Benefit Plans maintained or contributed to by the Company;

                  2.2.9. All rights of the Company under this Agreement and the Ancillary Agreements; and

                  2.2.10. Any assets of the Company held exclusively in connection with or used exclusively in the operation of any business other than the Business.

         2.3. ASSUMED LIABILITIES. Except as set forth in this Section 2.3, Purchaser shall not assume any Liabilities of the Company, whether or not related to the Business or the Assets. As the sole exception to the foregoing, on the Closing Date, Purchaser or one or more of its subsidiaries shall assume and agree to discharge only the following specifically enumerated obligations and liabilities of the Company (collectively, the "Assumed Liabilities"):

                  2.3.1. Any Liability arising from the operation of the Business or the ownership, use or operation of any Asset by Purchaser after the Closing Date.

                  2.3.2. All obligations under the Assumed Contracts to the extent such obligations are not required to be performed prior to the date hereof and accrue (and relate to the Business) subsequent to the Closing Date. It shall be the responsibility of the Company to cure any default existing under an Assumed Contract pursuant to Section 365(a) of the Bankruptcy Code as a

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condition to the Closing. The Purchaser shall be obligated to pay any costs and expenses necessary in connection with providing adequate assurance of future performance with respect to any of the Assumed Contracts under Section 365(b)(1) of the Bankruptcy Code.

         Notwithstanding the foregoing, Purchaser may, with the consent of the Company, submit a list of additional Contracts that the Purchaser wishes to have the Seller assume and have assigned to the Purchaser and that were not previously the subject of an assumption and assignment motion (the "Additional Assumed Contracts") within sixty (60) days from the Closing Date. The Company shall promptly request and diligently pursue the approval of the USBC of the assumption and assignment of the Additional Assumed Contracts. The Purchaser shall assist the Company in obtaining such approval. The Company shall make reasonable efforts to submit the request for USBC authority to assume and assign such Additional Assumed Contracts within ten (10) Business Days of its receipt of the request described in the first sentence of this paragraph. The Company's assumption and assignment to the Purchaser and the Purchaser's assumption on the terms set forth in this Agreement of all Additional Assumed Contracts will be in accordance with the Bankruptcy Code, and the requirements of Section 365(b)(1) of the Bankruptcy Code with respect thereto will be satisfied. Additional Assumed Contracts for which USBC approval is sought and obtained shall constitute Assumed Contracts under this Agreement and the parties shall execute an assignment and assumption agreement with respect thereto. All subject matter of agreements not so assigned by the Company to the Purchaser shall remain the property of the Company, and the Company may remove or dispose of such subject matter as it deems appropriate in its sole and absolute discretion. Notwithstanding the foregoing, the Purchaser may, at any time prior to the entry of an order by the USBC authorizing the assumption of any Assumed Contracts or Additional Assumed Contracts hereunder and the assignment of those contracts to the Purchaser, withdraw its request for assumption and assignment pursuant thereto.

         2.4. RETAINED LIABILITIES. "Retained Liabilities" shall mean every Liability of the Company other than the Assumed Liabilities. All of the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Company (or as otherwise set forth by the USBC). Retained Liabilities shall include, without limitation:

                  2.4.1. Any Liability of the Company under any Assumed Contract or Additional Assumed Contract arising out of or relating to a Breach of any warranty made by or a Breach of any obligation of the Company under such Assumed Contract or Additional Assumed Contract prior to the Closing Date;

                  2.4.2. Any Liability of the Company for Taxes, including (a) any Taxes arising as a result of the Company's operation of the Business or ownership of the Assets prior to the Closing Date, (b) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (c) any deferred Taxes of any nature;

                  2.4.3. Any Liability of the Company under the Benefit Plans or relating to payroll, sick leave, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for the Company's employees or former employees, or both;

                  2.4.4. Any Liability of the Company under any employment, severance, retention or termination agreement with any employee of the Company or any of its Affiliates;

                  2.4.5. Any Liability of the Company arising out of or relating to any employee grievance, whether or not the affected employees are hired by Purchaser;

                  2.4.6. Any Liability of the Company arising out of or resulting from the Company's non-compliance with any Legal Requirement or Order;

                  2.4.7. Any Liability of the Company that did not arise out of the conduct of the Business or that arises under or relates to the Excluded Assets;

                  2.4.8. Any Liability of the Company under this Agreement, the Company Ancillary Documents or any other document executed in connection with the Contemplated Transactions;

                  2.4.9. Any Liability of the Company incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Documents, including any fees and expenses of counsel, accountants, brokers, financial advisors or other representatives; and

                  2.4.10. Any Liability arising from the operation of the Business or the ownership, use or operation of any Asset by the Company on or prior to the Closing Date.

         2.5. AGREEMENT TO PURCHASE. On the Closing Date, Purchaser or one or more of its subsidiaries shall purchase the Assets from the Company and assume the Assumed Liabilities, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Company contained herein.

         2.6. CONSIDERATION.

                  2.6.1. DEPOSIT. Purchaser shall deliver a deposit to the Company as provided in the Bidding Procedures Order (the "Deposit"), which shall be held by or at the direction of the USBC pursuant to the terms of the Bidding Procedures Order.

                  2.6.2. PURCHASE PRICE. On the terms and subject to the conditions set forth in this Agreement, in consideration of the transfer of the Assets and the other undertakings of the Company hereunder, the purchase price (the "Purchase Price") for the Assets in addition to Purchaser's assumption of the Assumed Liabilities shall be $700,000. At the Closing, Purchaser shall pay to the Company cash in an amount equal to the Purchase Price minus the Deposit.

                  2.6.3. ALLOCATION. The Purchase Price and the Assumed Liabilities shall be allocated in accordance with Exhibit 2.6.3. After the Closing, the Parties shall make consistent use of the allocation specified in
Exhibit 2.6.3 for all Tax purposes and in any and all filings, declarations and reports with the IRS and other relevant taxing authorities in respect thereof, including the reports required to be filed under Section 1060 of the Code, if applicable. Purchaser shall prepare and deliver IRS Form 8594 to the Company within ninety (90) days after the Closing Date, which shall be prepared in a manner consistent with Exhibit 2.6.3. In any proceeding related to the determination of any Tax, neither Purchaser nor the Company shall contend or represent that such allocation is not a correct allocation. Notwithstanding the foregoing, this allocation shall not be binding on the Company or its creditors in connection with any allocation of value of the Company's assets for purposes of distributions in the Bankruptcy Proceeding.

         2.7. ASSIGNMENT OF THE ASSUMED CONTRACTS AND PERMITS. To the extent that the assignment of any Assumed Contract or any Permit relating to the Business or the Assets shall require the consent of any other party and such consent shall still be required notwithstanding the USBC Order and Sections 363 and 365 of the Bankruptcy Code, this Agreement shall not constitute a contract to assign the same if any attempted assignment would constitute a breach of such Assumed Contract or Permit. In such case the Company shall use commercially reasonable efforts prior to the Closing, and Purchaser shall cooperate where appropriate, to obtain any consent necessary to any such assignment, PROVIDED, HOWEVER, that the Company shall not be obligated to incur any out-of-pocket expenses to secure such consent.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to the Purchaser as follows:

         3.1. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority (a) to own, lease and operate its properties, (b) to carry on the Business as now being conducted and (c) to enter into and perform this Agreement and the Company Ancillary Documents. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each such Jurisdiction in which it is doing business.

         3.2. AUTHORIZATION, EXECUTION AND ENFORCEABILITY. Subject to the applicable provisions of the Bankruptcy Code and the approval of this Agreement by the USBC, the Company has all corporate power to execute and deliver this Agreement and, upon entry and effectiveness of the USBC Order, will have all corporate authority necessary to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company, and assuming that this Agreement constitutes a valid and binding agreement of the Purchaser, and subject to the entry and effectiveness of the USBC Order and any applicable Bankruptcy Code provision, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Customary Enforceability Limitations.

         3.3. ABSENCE OF RESTRICTIONS, CONFLICTS AND REQUIRED CONSENTS. Except to the extent excused by or unenforceable as a result of the filing of the Bankruptcy Proceeding and except for the entry and effectiveness of the USBC Order, neither the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Company's Certificate of Incorporation or Bylaws, (b) assuming that all consents, approvals and notices contemplated by this Agreement have been obtained and all filings described therein have been made, (i) conflict with or violate any Legal Requirement or Order or other binding requirements of any Governmental Body applicable to the Company or by which its properties are bound or affected; or (ii) result in any Breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company pursuant to any bond, Contract, permit or other instrument or obligation to which the Company is a party or by which the Company or any of its properties are bound or affected.

         3.4. OWNERSHIP OF ASSETS AND RELATED MATTERS.

                  3.4.1. ASSETS. The Assets include all assets, tangible and intangible, of any nature whatsoever, owned and used by the Company, and necessary and sufficient to conduct the Business as heretofore conducted by the Company other than (i) the Excluded Assets, (ii) assets disposed of, rejected or terminated by the Company in accordance with orders entered by the USBC prior to the date hereof, and (iii) other assets disposed of in the Ordinary Course of Business. Except for the Licensed Intellectual Property, the Company has good, marketable and valid title to the Assets. At the Closing, the Purchaser, subject to the USBC Order, shall acquire all of the Company's right, title and interest in, to and under (subject to such being assumed and assigned in accordance herein), all of the Assets, in each case free and clear of Encumbrances other than the Assumed Liabilities.

                  3.4.2. ASSUMED CONTRACTS. Schedule 3.4.2 contains a true and complete list of (i) each material Contract, (ii) each of the Assumed Contracts and (iii) each Assumed Contract that requires Consent. Except as disclosed on such Schedule, each Assumed Contract is valid, binding, in full force and effect, subject to Customary Enforceability Limitations, and there are no outstanding violations of such Assumed Contracts, and no Proceeding is pending or, to the Company's Knowledge, threatened with respect to such Assumed Contracts. Except for the Bankruptcy Proceeding and the financial circumstances that led to the Bankruptcy Proceeding, no event has occurred which would constitute a Breach or default (whether with or without notice, lapse of time or both, could become a default) by the Purchaser under any of the Assumed Contracts set forth on Schedule 3.4.2.

         3.5. LEGAL PROCEEDINGS. Except as set forth on Schedule 3.5 attached hereto, there are no pending Proceedings relating to or involving the Business, the Assets or the Assumed Liabilities and, to the Knowledge of the Company, no such Proceeding is threatened. None of the Proceedings set forth on Schedule 3.5, if finally determined adversely to the Company, could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. There are no pending Proceedings relating to or involving the Company that could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. Other than any Order issued by the USBC in the Bankruptcy Proceeding, the Company is not subject to any Order of any Governmental Body related to the Business or that otherwise could be reasonably expected to have a Material Adverse Effect. The Company is not subject to any Legal Requirement which is reasonably likely to have a Material Adverse Effect. No event has occurred or circumstance exists that may (with or without notice or the passing of time or both) give rise to or serve as the basis for any Proceeding against or involving or relating to the Business, the Assets or the Assumed Liabilities that is likely to have a Material Adverse Effect. Except for the Bankruptcy Proceeding, no Proceeding has been instituted against the Company before any Governmental Body or by any Person seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

         3.6. GOVERNMENTAL AND OTHER AUTHORIZATIONS. The Company has all Governmental Authorizations necessary to carry on the Business as it is currently being conducted, to own or hold under lease the Assets and to perform all of its obligations under the Assumed Contracts. Schedule 3.6, attached hereto, sets forth a list of (a) all of the Company's Governmental Authorizations with respect to the Business, and (b) any Consent, license, plan, certificate of permit issued, granted or given to the Company by any other Person or body with respect to any software or process of the Business (collectively, the "Non-Governmental Authorizations"). Schedule 3.6, attached hereto, identifies each Governmental Authorization or Non-Governmental Authorization that requires the consent of or notice to a Governmental Body in order to assign such Governmental Authorization or Non-Governmental Authorization to Purchaser in connection with the transactions contemplated by this Agreement.

         3.7. COMPLIANCE WITH LEGAL REQUIREMENTS. Except as disclosed in
Schedule 3.7, attached hereto, the Company is in compliance in all material respects with all applicable Legal Requirements to which the operation of the Business is subject. The Company is neither presently charged with, and the Company has not received any notice (whether written or oral) of, any actual or alleged violation of any Legal Requirement involving or relating to the Business, nor under governmental investigation with respect to any such actual or alleged violation. Other than the Bankruptcy Proceeding, the Company is not presently a party in an adverse Proceeding involving or relating to the Business and has not received any notice (whether written or oral) of any threatened adverse Proceeding involving or relating to the Business, in either case by any Governmental Body having jurisdiction over the Company or the Business or any part thereof.

         3.8. INTELLECTUAL PROPERTY.

                  3.8.1. Schedule 3.8.1, attached hereto, (a) sets forth a list of the Intellectual Property used or intended to be used in the Business and owned by the Company, including but not limited to any QC Software (collectively, including the QC Software, the "Proprietary Intellectual Property"), and (b) sets forth a list of the Intellectual Property used by the Company pursuant to a license or other right granted by a third party, excluding any "shrink-wrap" software packages, used or intended to be used in the Business (the "Licensed Intellectual Property"), and (c) identifies each item of Licensed Intellectual Property that will require the licensor's Consent to transfer or assign such item to Purchaser in the Contemplated Transactions. "QC Intellectual Property" means the Licensed Intellectual Property, together with the Proprietary Intellectual Property. Prior to the date hereof, the Company made available to Purchaser copies of all registrations, applications and licenses for QC Intellectual Property listed in Schedule 3.8.1.

                  3.8.2. The Company owns, free and clear of all Encumbrances, or has the right to use, pursuant to valid and enforceable Contracts, all of the QC Intellectual Property. Except as set forth on Schedule 3.8.2, the Company has (and Purchaser will have, following the Closing) no need of any patent, technical documentation, trade secret, trademark, service mark, technology, trade name, domain name, copyright or other Intellectual Property other than the QC Intellectual Property in order to conduct the Business as heretofore conducted by it without infringing or violating the rights of any other Person. Except as set forth on Schedule 3.8.2, the

Company has made all filings and recordations required to protect and maintain its interest in the QC Intellectual Property.

                  3.8.3. No Proceedings are pending and none, to the Knowledge of the Company, have been threatened, against the Company by any Person with respect to the Company's use of any of the QC Intellectual Property in the operation of the Business as now conducted, or challenging or questioning the validity or enforceability of any Contract relating to the same. The current use by the Company of the QC Intellectual Property in the operation of the Business as now conducted does not infringe or violate the rights of any Person. Schedule 3.8.3, attached hereto, sets forth a list of all Jurisdictions in which the Company is operating the Business under a trade name, and each Jurisdiction in which any such trade name is registered.

                  3.8.4. Except as set forth in Schedule 3.8.4, attached hereto, the Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner, licensor, or other claimant to any Intellectual Property rights for use thereof. Except as set forth on Schedule 3.8.4, the Company has paid in full all license fees, royalties and other payments due and payable prior to the date hereof required to be made by the Company pursuant to any agreement under which the Company licenses the Licensed Intellectual Property.

                  3.8.5. The Company has not received any communications alleging that it has Breached any Intellectual Property rights of any Person, nor, upon due inquiry, is the Company aware of any basis for the foregoing. The Proprietary Intellectual Property does not infringe upon the Intellectual Property rights of any Person.

                  3.8.6. The execution, delivery and performance of this Agreement will not constitute a Breach of any license or other Contract involving any QC Intellectual Property, nor will it cause or give a right of forfeiture or termination of any such QC Intellectual Property.

                  3.8.7. There is no unauthorized use, infringement, or misappropriation of any of the QC Intellectual Property by any Person, including any employee, former employee, independent contractor, or consultant of the Company. The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in and to the QC Intellectual Property. All officers, directors, employees and consultants of the Company having access to or developing the QC Intellectual Property or otherwise performing services, directly or indirectly, for the Business, have executed and delivered an agreement regarding the protection of proprietary information of the Company, and a license or assignment to the Company of all Intellectual Property rights arising from the services performed by such Persons to the extent not already provided for under applicable Legal Requirements. The Company does not have Knowledge that any current or prior officer, employee or consultant of the Company claims or has a right to claim an ownership interest in any of the QC Intellectual Property as a result of having been involved in the development or licensing of any such rights while employed by or consulting to the Company.

         3.9. TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 3.9, attached hereto, no Affiliate of the Company has any interest in: (a) any Contract with the Company relating to the Business ("Affiliate Contract"); (b) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business; or (c) any claim against the

Company involving or relating to the Business. No Affiliate is or has been engaged in any competition with the Company with respect to any line of the products or services of the Company in any market served by the Company.

         3.10. BROKERS, FINDERS AND INVESTMENT BANKERS. The Company has not employed any broker, finder, investment banker or other intermediary or incurred (or, upon the Closing hereunder, will incur) any Liability for any investment banking fees, financial advisory fees, brokerage fees, finder's fees or other similar fees in connection with the execution of this Agreement or the consummation of the Contemplated Transactions.

         3.11. DISCLOSURE. No representation or warranty or other statement made by the Company in this Agreement (including the Schedules hereto) or in any Company Ancillary Document contains any untrue statement of fact or omits to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

         3.12. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE "ASSETS"), LIABILITIES OR OPERATIONS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 3, PURCHASER IS PURCHASING THE ASSETS ON AN "AS-IS" BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE "ASSETS" AND NONE SHALL BE IMPLIED IN LAW OR IN EQUITY.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser hereby represents and warrants to the Company as follows:

         4.1. ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification.

         4.2. AUTHORIZATION, EXECUTION AND ENFORCEABILITY. Purchaser has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate proceedings on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser, and, assuming that this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except for Customary Enforceability Limitations.

         4.3. ABSENCE OF RESTRICTIONS, CONFLICTS AND REQUIRED CONSENTS. Neither the execution and delivery of this Agreement by the Purchaser, the performance of its obligations hereunder, nor the consummation of the Contemplated Transactions will (a) conflict with or result in any breach of any provision of the Purchaser's Certificate of Incorporation or Bylaws, (b) assuming that all consents, approvals and notices contemplated by this Agreement have been obtained and all filings described therein have been made, (i) conflict with or violate any Legal Requirement or Order or other binding requirements of any Governmental Body applicable to the Purchaser or by which its properties are bound or affected; or (ii) result in any Breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Purchaser pursuant to any bond, Contract, permit or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties are bound or affected.

         4.4. BROKERS, FINDERS AND INVESTMENT BANKERS. Neither Purchaser nor any of its Affiliates has employed any broker, finder, investment banker or other intermediary or incurred (or, upon the Closing hereunder, will incur) any Liability for any investment banking fees, financial advisory fees, brokerage fees, finder's fees or other similar fees in connection with the execution of this Agreement or the consummation of the Contemplated Transactions.

         4.5. DISCLOSURE OF INTERESTS. Schedule 4.5 discloses, to the Knowledge of the Purchaser, (i) any past or present (or any anticipated future) relationship between the purchaser or any of its Affiliates, on the one hand, and any of the Company's present board members, officers, advisers or professionals, on the other hand, and (ii) any other past or present (or any anticipated future) relationship of the Purchaser or any of its Affiliates to the Company.

5. CERTAIN COVENANTS AND AGREEMENTS.

         Each of the Parties hereto shall comply with the following covenants and agreements to the extent applicable to such Party (unless compliance is hereafter waived in writing in accordance with this Agreement):

         5.1. ACCESS AND INFORMATION.

                  5.1.1. Prior to the Closing, Purchaser may make such investigation of the Assets, the Assumed Liabilities and the Business as Purchaser may desire and, upon reasonable notice, the Company shall give to Purchaser and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to all properties, equipment, Contracts, books and records, and other information relating to the Business, and the Company shall furnish to Purchaser and its counsel, accountants and other representatives all copies of documents and information relating to the Business as such Persons may reasonably request, PROVIDED, HOWEVER, that (i) any such access shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business and shall be at the expense of the Purchaser, (ii) the Company shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (iii) the Company need not supply the Purchaser with any information which the Company is under a legal obligation not to supply or any information, documents or materials related to customer-specific cost and pricing information, and (iv) such investigation shall be conducted within the time parameters set forth in the Bidding procedures Order and the USBC Order.

                  5.1.2. Between the Closing Date and the later of (x) the third anniversary of the Closing Date and (y) the date of entry of an order or final decree of the USBC closing the Bankruptcy Proceeding, or if converted to a case under Chapter 7 of the Bankruptcy Code, an order of the USBC closing such case, the Company or its successor-in-interest or their respective representatives shall have reasonable access to all of the books and records relating to the operation of the Business and the Assets prior to the Closing Date, including all information pertaining to the Assumed Contracts, in the possession of the Purchaser to the extent that such access may be reasonably required by the Company in connection with the Assumed Liabilities or the Retained Liabilities, or other matters relating to or affected by the operation of the Business and the Assets. Such access shall be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours; PROVIDED, HOWEVER, that (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Purchaser or its Affiliates, (ii) the Purchaser shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) the Purchaser need not supply the Company with any information which the Purchaser is under a legal obligation not to supply. The Company shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.1.2.

         5.2. CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement to the date that all of the Assets have been transferred to the Purchaser (the "Transfer Date"), which date shall in no event be later than five
(5) days following the Closing Date, the Company shall, except as otherwise expressly required by any Order of the USBC, the Bankruptcy Code, or any Order or agreement related to the use of cash collateral or postpetition financing, or except as otherwise expressly contemplated, required or permitted by this Agreement (including the Exhibits and Schedules hereto) or specifically consented to in writing in advance by Purchaser, exercise commercially reasonable efforts, in each case taking into account the Company's status as a debtor under Chapter 11 of the Bankruptcy Code to do the following:

                  5.2.1. Carry on the Business in the Ordinary Course of Business as previously conducted;

                  5.2.2. Not amend the Governing Documents of the Company in any way that would have an adverse effect on the Contemplated Transactions;

                  5.2.3. Use commercially reasonable efforts to preserve intact the goodwill and business organization of the Business and to maintain the Company's relationship with the customers and suppliers of the Business so that those relationships will be preserved after the Closing;

                  5.2.4. Not sell, lease, transfer or otherwise dispose of any of the Assets or abandon any of the QC Intellectual Property without first obtaining the written consent of the Purchaser approving of such action;

                  5.2.5. Not create or grant any Encumbrance on any of the Assets whether now owned or hereafter acquired that will not be discharged on or prior to the Closing Date;

                  5.2.6. Not enter into any transaction relating to the Business with any Affiliate of the Company other than any such transaction that will be completely discharged by the Closing Date and could not be reasonably expected to have a Material Adverse Effect, without first obtaining the written consent of the Purchaser approving such transaction;

                  5.2.7. Continue to maintain the operating, promotional and marketing activities of the Business in accordance with the Company's past practices;

                  5.2.8. Maintain all of the Assets in their present condition, ordinary wear and tear excepted;

                  5.2.9. Maintain in full force and effect the existing insurance policies (or comparable replacement policies) covering the Assets in an amount and scope of coverage greater than or equal to the coverage maintained as of the date hereof;

                  5.2.10. Not cancel or compromise any material claim relating to the Business other than in the Ordinary Course of Business;

                  5.2.11. Not waive or release any right against any Person having material value to the Business other than, with respect to rights against Persons other than Affiliates, releases in exchange for fair value in the Ordinary Course of Business;

                  5.2.12. Maintain the books and records of the Business in accordance with past practices and not revalue any of the Assets (whether tangible or intangible), or change any of its accounting records or practices, or change its depreciation or amortization policies or rates;

                  5.2.13. Perform in all material respects the Company's obligations, and not engage in any activity which would constitute a Breach, under any Assumed Contract;

                  5.2.14. Extend customers of the Business credit, collect the Accounts Receivable and pay accounts payable and similar obligations of the Business in the Ordinary Course of Business;

                  5.2.15. Notify Purchaser of any (i) written governmental complaints or adjudicatory proceedings, or (ii) investigation or hearings (or communications indicating that the same may be contemplated) of which the Company has Knowledge, in each case, in any way relating to the Assets, the Assumed Liabilities or the Business, and the Company agrees to keep Purchaser fully informed of such events and permit Purchaser's representatives prompt access to all materials prepared in connection therewith;

                  5.2.16. Not transfer, license or permit to lapse any rights to the use of any of the QC Intellectual Property, other than licenses of the QC Software in the Ordinary Course of Business, or dispose or disclose any item of QC Intellectual Property not heretofore a matter of public knowledge to any Person;

                  5.2.17. Not take any action, or omit to take any action, which would cause any of the representations or warranties in Section 3 to be untrue or incorrect in any respect; and

                  5.2.18. Not authorize any of, or commit or agree to take any of, the foregoing actions that the Company has agreed not to take.

         5.3. NOTICE; EFFORTS TO REMEDY; REPORTS. Each Party shall promptly give Notice to the other Party upon becoming aware of the impending occurrence of any event which would cause or constitute a Breach of any of the representations, warranties or covenants of such Party contained in this Agreement and shall use commercially reasonable efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Closing Date, the Company shall report to Purchaser on the general status of the ongoing operations of the Business.

         5.4. TAXES.

                  5.4.1. No Transfer or Stamp Taxes. In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interest contemplated by this Agreement, shall be in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Proceeding, and as such shall be free and clear of any and all transfer Tax, stamp Tax or similar Taxes. Such instruments, orders and agreements transferring the Assets to the Purchaser shall contain the following endorsement:

         "Because this [instrument] has been authorized pursuant to an order of the United States Bankruptcy Court for the Northern District of Ohio, in contemplation of a plan of reorganization of QuickCat.com, Inc., it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. ss.1146(c)."

                  5.4.2. No Withholding. Purchaser shall pay the Purchase Price free and clear of withholding or deduction for any Taxes.

                  5.4.3. FIRPTA Certification. The Company shall deliver to the Purchaser a certification to the extent required under Section 1445 of the Code in accordance with the Treasury Regulations thereunder.

                  5.4.4. Allocation of Taxes. Purchaser shall be liable for and shall be allocated all Taxes in respect of the Assets which accrued after the Closing Date.

         5.5. SUPPLEMENTS TO DISCLOSURE SCHEDULES. From time to time prior to the Closing Date, the Company and Purchaser will each promptly supplement or amend the respective Disclosure Schedules attached to this Agreement with respect to any matter hereafter arising which if existing or occurring at the date of this Agreement would have been required to be set forth or described in any such Disclosure Schedule. No supplement or amendment to any such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2.1 or 7.2.3 of this Agreement.

5.6. SUBMISSION FOR USBC APPROVAL.

                  5.6.1. The Company shall promptly provide Purchaser and its counsel with copies of all notices, filings and Orders of the USBC (and other courts) that the Company has in its possession pertaining to the motion for approval of any Order related to any of the Contemplated Transactions.

                  5.6.2. If the USBC Order, the Bidding Procedures Order or any other Orders of the USBC relating to this Agreement or the Contemplated Transactions shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the USBC Order or other such Order), subject to rights otherwise arising from this Agreement, the Company and Purchaser shall cooperate in taking such steps to prosecute diligently such appeal, petition or motion, and the Company and Purchaser shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

         5.7. BANKRUPTCY FILINGS. From and after the date hereof until the Closing Date, the Company shall endeavor to deliver to Purchaser prior to filing copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that the Company files in the Bankruptcy Proceeding that relate to this Agreement or the Ancillary Documents, or in any manner relate to or affect the Contemplated Transactions.

         5.8. POWER OF ATTORNEY; RIGHT OF ENDORSEMENT. Effective as of the Closing, the Company hereby constitutes and appoints Purchaser and its successors and assigns the true and lawful attorney of the Company with full power of substitution, in the name of the Purchaser or the Company, on behalf of and for the benefit of the Purchaser, (i) to collect all Assets, (ii) to endorse, without recourse, checks, notes and other instruments attributable to the Assets, (iii) to defend and compromise all actions, suits or proceedings with respect to any of the Assets, (iv) to institute and prosecute all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title in and to the Assets, (v) to do all such reasonable acts and things with respect to the Assets as Purchaser may deem advisable, subject to the consent of the Company, which consent shall not be unreasonably withheld. The Company agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Company directly or indirectly by the dissolution of the Company or in any other manner. Purchaser shall retain for its own account any amounts lawfully collected pursuant to the foregoing powers and the Company shall promptly pay to the Purchaser any amounts received by the Company after the Closing with respect to the Assets to which Purchaser may be entitled.

         5.9. POST-CLOSING FUNDS. Following the Closing, all amounts, whether in the form of cash, proceeds, checks, drafts, orders or other instruments for the payment of money received by the Company with respect to the Business or the Assets shall immediately upon receipt thereof by the Company be paid over and delivered in the form received, but with any necessary endorsements or instruments required for payment to Purchaser, and, until so delivered shall not be commingled with any other funds or property but shall be held by the Company upon an express trust for the benefit of the Purchaser.

         5.10. FURTHER ASSURANCES.

                  5.10.1. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the sale of the Assets in accordance with this

Agreement, including using commercially reasonable efforts to ensure (i) timely satisfaction of the conditions precedent to each Party's obligations hereunder and (ii) that the Assets transferred to the Purchaser comprise all material assets required for the continued conduct of the Business by the Purchaser as now being conducted by the Company and its Affiliates other than central corporate functions performed by the Company on behalf of the Business and its other businesses. Neither the Company, on the one hand, nor Purchaser, on the other hand, shall without the prior written consent of the other Party take any action which would reasonably be expected to prevent or materially impede, interfere with, or delay the Contemplated Transactions. From time to time, on or after the Closing Date, the Company shall use reasonable efforts, at Purchaser's expense, to execute and deliver such documents to Purchaser as the Purchaser may reasonably request in order to more effectively vest in Purchaser the Company's title to the Assets. From time to time after the date hereof, Purchaser shall use reasonable efforts, at the Company's expense, to execute and deliver such documents to the Company as the Company may reasonably request in order to more effectively consummate the sale of the Assets and the assumption and assignment of the Assumed Liabilities and the Assumed Contracts in accordance with this Agreement.

                  5.10.2. In the event that any of the Assets shall not have been conveyed to Purchaser at the Closing, Purchaser and the Company shall use their respective commercially reasonable efforts to convey such Assets to the Purchaser as promptly as is practicable after the Closing.

         5.11. PUBLIC STATEMENTS. The Company and Purchaser shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the Contemplated Transactions, except that the parties may make disclosures with respect to this Agreement and the Contemplated Transactions to the extent required by law or by the rules or regulations of any securities exchange or commission.

         5.12. GOVERNMENTAL AUTHORITY, APPROVALS AND COOPERATION.

                  5.12.1. The Company and Purchaser shall each use their commercially reasonable efforts to cooperate with each other in determining and making any filings, notifications and requests for approval required to be made and received prior to the Closing under applicable Legal Requirement (collectively, the "Regulatory Approvals"). In connection with any Regulatory Approvals, neither Purchaser nor the Company will, and Purchaser and the Company will use their commercially reasonable efforts to cause their officers, directors, partners or other Affiliates not to, take any action which could reasonably be expected to materially and adversely affect the submission of any required filings or notifications or the grant of any such approvals.

                  5.12.2. Each Party hereto (i) shall promptly inform each other of any communication from any Governmental Body concerning this Agreement, the transactions contemplated hereby and any filing, notification or request for approval related thereto and (ii) shall permit the other Party hereto to review in advance any proposed written communication or information submitted to any such Governmental Body in response thereto. In addition, neither the Company nor Purchaser shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry with respect to this

Agreement, the Contemplated Transactions or any such filing, notification or request for approval related thereto unless it consults with the other Party hereto in advance and, to the extent permitted by any such Governmental Body, gives the other Party hereto the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable Legal Requirements, the Company and Purchaser shall furnish each other, as the case may be, with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and the Governmental Body or members of its staff on the other hand, with respect to this Agreement, the Contemplated Transactions (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval related thereto. The Company and Purchaser shall also furnish the other Party hereto with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with its preparation of necessary filings, registration or submissions of information to the Governmental Body in connection with this Agreement, the Contemplated Transactions and any such filing, notification or request for approval related thereto. The Company and Purchaser shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective commercially reasonable efforts to obtain the grant thereof as soon as possible.

6. CONDITIONS PRECEDENT TO THE CLOSING.

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the Company and Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction (or, to the extent permitted by applicable Legal Requirements, waiver) on or prior to the Closing Date of each of the following conditions:

                  6.1.1. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or in any way preventing or prohibiting the Contemplated Transactions or imposing any condition thereon materially adverse to the Company or Purchaser (or any of their Affiliates) or imposing any restraint or restriction on Purchaser's ability to operate the Business following the Closing; provided, that the Party burdened by such condition shall have the right to waive this condition precedent in respect of such adverse condition without the Consent of any Party not burdened by such conditions.

                  6.1.2. Each Governmental Authorization necessary to consummate the Contemplated Transactions in form and substance reasonably satisfactory to the Company and Purchaser shall have been obtained from the applicable Governmental Body; provided, that the provisions of this Section 6.1.2 shall not be available to any Party whose failure to fulfill its obligations pursuant to
Section 5.12 have been the cause of, or have resulted in, such failure to obtain such Governmental Authorization.

                  6.1.3. No Proceeding by any Governmental Body or other Person shall have been instituted and shall be pending on the Closing Date, which (i) questions the validity or legality of any of the Contemplated Transactions; (ii) seeks material damages against Purchaser

(or its Affiliates) or the Company, or (iii) imposes any restraint or restriction on Purchaser's ability to operate the Business following the Closing.

                  6.1.4. The USBC Order shall have been entered by the USBC, and shall become a final Order.

         6.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by the Company:

                  6.2.1. (a) Each of the representations and warranties of Purchaser set forth in Section 4 that is not qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all material respects, without regard to whether Purchaser has, had or hereafter acquires Knowledge that any such representation or warranty is not true or correct, as of the date hereof and as of the Closing Date, as though made again on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date other than the date of this Agreement in which case such representations and warranties shall be true and correct in all material respects as of such date); provided, that no representation or warranty shall fail to be true and correct in all material respects for the purposes of this
Section 6.2.1 solely as a result of changes in the Business, properties, assets or Liabilities of Purchaser which are expressly required, permitted or contemplated by this Agreement; and (b) each of the representations and warranties set forth in Section 4 that is qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects, without regard to whether Purchaser has, had or hereafter acquires Knowledge that any such representation or warranty is not true or correct, as of the date hereof and as of the Closing Date, as though made again on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date other than the date of this Agreement in which case such representations and warranties shall be true and correct in all respects as of such date); provided, that no representation or warranty shall fail to be true and correct for the purposes of this Section 6.2.1 solely as a result of changes in the Business, properties, assets or Liabilities of Purchaser which are expressly required, permitted or contemplated by this Agreement.

                  6.2.2. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by Purchaser under this Agreement at or prior to the Closing Date.

                  6.2.3. Purchaser shall have delivered or caused to be delivered (and if applicable, shall execute or cause to be executed) the documents, certificates and instruments required to be delivered or caused to be delivered by Purchaser at the Closing pursuant to Section 7.2.

         6.3. CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Purchaser:

                  6.3.1. (a) Each of the representations and warranties of the Company set forth in Section 3 that is not qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all material respects, without regard to whether the Company has, had or hereafter acquires Knowledge that any such representation or warranty is not true or correct, as of the date hereof and as of the Closing Date, as though made again on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date other than the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); provided, that no representation or warranty shall fail to be true and correct in all material respects for the purposes of this
Section 6.3.1, solely as a result of changes in the Business, the assets or the Liabilities of the Company which are expressly required, permitted or contemplated by this Agreement, and (b) each of the representations and warranties of the Company set forth in Section 3 that is qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects, without regard to whether the Company has, had or hereafter acquires Knowledge that any such representation or warranty is not true or correct, as of the date hereof and as of the Closing Date, as though made again on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date other than the date of this Agreement in which case such representations and warranties shall be true and correct in all respects as of such date); provided, that no representation or warranty shall fail to be true and correct for the purposes of this Section 6.3.1 solely as a result of changes in the Business, the assets or the Liabilities of the Company which are expressly required, permitted or contemplated by this Agreement.

                  6.3.2. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                  6.3.3. The required consents and approvals identified or required to be identified on Schedules 3.3, 3.4.2 and 3.6 shall have been obtained, in form and substance and otherwise reasonably satisfactory to Purchaser, without any conditions (on the Company, Purchaser or any of their Affiliates), changes, modifications, or additions to the underlying Assumed Contract or Governmental Authorization for which consent or approval was sought other than those of an immaterial or ministerial nature and, with respect to the consents and approvals relating to the Governmental and Non-Governmental Authorizations listed on Schedule 3.6, attached hereto, Purchaser shall be reasonably satisfied that such authorizations shall not be impaired by the consummation of the Contemplated Transactions or the ownership of the Assets or operation of the Business by Purchaser following the Closing.

                  6.3.4. Between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred.

                  6.3.5. The Company shall have delivered to Purchaser satisfactory evidence that any and all Encumbrances affecting the Assets (other than Assumed Liabilities) have been released.

                  6.3.6. The documents, certificates, instruments and opinions required to be delivered or caused to be delivered at the Closing pursuant to
Section 7.2 shall have been delivered.

                  6.3.7. The USBC Order shall have been entered by the USBC and shall have become a final and non-appealable Order.

7. CLOSING.

         7.1. CLOSING DATE. The closing of the Contemplated Transactions (the "Closing") shall take place at the offices of Arnold & Porter LLP, 1600 Tysons Boulevard, Suite 900, McLean, Virginia 22102 or such location acceptable to Purchaser. The Closing shall occur within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Section 6, or on such other date as the Parties may agree (such date, the "Closing Date")

         7.2. CLOSING STEPS. The following actions shall be taken, in the following order:

                  7.2.1. DELIVERY OF THE BILL OF SALE. The Company shall execute and deliver to Purchaser a bill of sale for all of the Assets which are tangible personal property in substantially the form of Exhibit 7.2.1, attached hereto and substance acceptable to Purchaser.

                  7.2.2. DELIVERY OF THE ASSIGNMENT AND ASSUMPTION AGREEMENT. The Company and Purchaser shall each execute and deliver to the other an acceptable assignment of all of the Assets which are intangible personal property, which assignment shall also contain Purchaser's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement").

                  7.2.3. DELIVERY OF INTELLECTUAL PROPERTY ASSIGNMENT. The Company shall execute and deliver to Purchaser acceptable assignments of all QC Intellectual Property assets, copyrights, marks and patents.

                  7.2.4. DELIVERY OF MISCELLANEOUS TRANSFER DOCUMENTS. The Company shall execute and deliver to Purchaser such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Purchaser in connection with the transfer of the Assets to Purchaser, each in form and substance reasonably satisfactory to Purchaser and its legal counsel.

                  7.2.5. PAYMENT OF PURCHASE PRICE. Purchaser shall pay to the Company cash in an amount equal to the Purchase Price minus the Deposit by wire transfer of immediately available U.S. funds in accordance with instructions provided by the USBC.

                  7.2.6. EXECUTION OF GENERAL RELEASE. The Company shall execute and deliver a general release in form and substance acceptable to Purchaser.

                  7.2.7. DELIVERY OF OTHER ANCILLARY DOCUMENTS. The Company shall execute and deliver all Company Ancillary Documents not otherwise identified in this Section 7.2 and Purchaser shall execute and deliver all other Purchaser Ancillary Documents not otherwise identified in this Section 7.2.

8. TERMINATION.

         8.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing, under the provisions of any of the following sub-sections of this
Section 8.1 which are applicable:

                  8.1.1. By mutual written agreement of Purchaser and the Company;

                  8.1.2. By the Company by Notice to Purchaser, if Purchaser is in Uncured Breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

                  8.1.3. By Purchaser, by Notice to the Company if the Company is in Uncured Breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

                  8.1.4. By either the Company on the one hand, or Purchaser, on the other hand, by Notice to the other, if a Governmental Body or any other Person shall have entered an Order holding, or if a Governmental Body or any other Person shall have initiated a Proceeding seeking to deem any portion of this Agreement unenforceable or to prohibit or adversely affect the Contemplated Transactions; or

                  8.1.5. By the Purchaser, if the USBC Order has not been entered by the USBC by May 17, 2004, PROVIDED that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1.5 if the failure to obtain the USBC Order within such time period results primarily from Purchaser's breach of any representation, warranty, covenant or agreement contained in this Agreement;

                  8.1.6. By the Purchaser (i) if the USBC Order has not become a final and non-appealable Order within fifteen (15) days after the date the USBC Order is entered by the USBC or (ii) if on or before May 17, 2004, the Bankruptcy Proceeding is dismissed or converted to Chapter 7 of the Bankruptcy Code or a trustee is appointed for the Company and does not expressly consent to and assume the Company's obligations under this Agreement;

                  8.1.7. By either the Company on the one hand, or Purchaser, on the other hand, by Notice to Purchaser, or to the Company, as applicable, if for any reason the Closing has not occurred on or before May 31, 2004 (the "Termination Date");

The Termination Date may be extended by agreement of each of the Parties hereto.

         8.2. EFFECT OF TERMINATION. Except as provided in this Section 8.2, in the event of termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or its respective Affiliates, except for the obligations under Sections 5,8 and 9, all of which shall survive any such termination, and any such liability imposed pursuant to the Bidding Procedures Order of the USBC. Termination of this Agreement pursuant to this Section 8.2 shall occur without further order of the USBC or any of the other parties hereto. Upon termination, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from Liability for any Breach of any covenant or agreement in this Agreement by such Party occurring prior to the termination of this Agreement.

9. NOTICES.

         All notices, communications and deliveries required or permitted hereunder ("Notices") shall be made in writing signed by the Party making the same, shall specify the Section hereunder pursuant to which the same is given or being made, and shall be delivered personally or sent by telecopy transmission, registered or certified mail, or by any internationally recognized overnight delivery service (with postage and other fees prepaid) as follows:

         To Purchaser:                      IA Global, Inc.
                                            Attn.:  Mark Scott
                                            533 Airport Boulevard, Suite 400
                                            Burlingame, CA  94010
                                            Telephone No.: (650) 685-2402
                                            Facsimile No.: (650) 922-9424

         with a required, simultaneous      IA Global, Inc.
         copy transmitted in like           Attn.:  Mark Jenkins
         manner to:                         533 Airport Boulevard, Suite 400
                                            Burlingame, CA 94010
                                            Telephone No.: 011-61 411 77 55 73
                                            Facsimile No.: 011-61 8 9481 8449

         with a required, simultaneous      Arnold & Porter LLP
         copy transmitted in like           Attn.:  Kevin J. Lavin, Esq.
         manner to:                         1600 Tysons Boulevard, Suite 900
                                            McLean, VA 22102
                                            Telephone No.:  (703) 720-7011
                                            Facsimile No.:  (703) 720-7399

         and                                Vorys, Sater, Seymour and Pease, LLP
                                            Attn:  Drew T. Parobek, Esq.
                                            1375 East 9th Street, Suite 2100
                                            Cleveland, OH 44114
                                            Telephone No.: (216)479-6162
                                            Facsimile No.:  (216) 479-6060

         To the Company:                    QuikCat.com, Inc.
                                            Attn.: Dr. Olu Lafe
                                            767 Beta Drive
                                            Mayfield Village, OH 44143
                                            Telephone No.:  (216) 692-0001
                                            Facsimile No.:  (216) 692-0011
         with a required, simultaneous      Charles Hall, Esq.
         copy transmitted in like           22901 Millcreek Blvd., Ste. 500
         manner to:                         Highland Hills, OH 44122
                                            Telephone No.:  ______________
                                            Facsimile No.:  _______________

or to such other representative or at such other address of a Party of which a Party hereto may hereafter give Notice to the other Party in writing. Notices shall be effective upon the date of delivery or refusal of delivery, if given by personal delivery, registered, certified or express mail or courier delivery, or upon transmission by facsimile transmission, if (i) the addressee confirms by telephone or electronic means that the facsimile transmission in question was received in legible form or (ii) responds to the communication in the facsimile transmission in question without indicating that it was not received in legible form.

10. MISCELLANEOUS.

         10.1. ATTACHMENTS. All Schedules attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         10.2. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties hereto and supersedes any prior understandings, agreements, or representations by or among the Parties hereto, written or oral, to the extent they related in any way to the subject matter hereof. Notwithstanding the foregoing, this Agreement shall not supersede any other Contracts between or among the Parties hereto entered into on or after the date hereof, whether or not relating in any way to the subject matter hereof.

         10.3. DISCLOSURE SCHEDULES. The statements in the Disclosure Schedules relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

         10.4. COMPLIANCE WITH BULK SALES LAWS. The Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         10.5. ENFORCEMENT OF AGREEMENT. The Parties hereto acknowledge and agree that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by any Party could not be adequately compensated by monetary damages. Accordingly, the Parties agree that, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of the provisions of this Agreement, without posting any bond or other undertaking.

         10.6. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto; PROVIDED, HOWEVER, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         10.7. NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other gender.

         10.8. CAPTIONS. The Section, Subsection and other titles and captions contained in this Agreement, the Schedules and the Exhibits to this Agreement, and any table of contents contained in this Agreement, are inserted herein only as a matter of convenience of reference, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement, and all references to Schedules and Exhibits are references to Schedules and Exhibits to this Agreement.

         10.9. CONTROLLING LAW; INTEGRATION; AMENDMENT; CERTAIN CONSTRUCTION RULES. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to such jurisdiction's choice of law rules. This Agreement may not be amended, modified or supplemented except by a written agreement of the Parties. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any Governmental Body by reason of such Party's or such Person's counsel having or being deemed to have structured or drafted such provision. Except as otherwise expressly provided herein, all representations and warranties contained herein shall be deemed to have been made as of the date hereof.

         10.10. SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any Jurisdiction will, as to such Jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any Jurisdiction will not invalidate or render unenforceable such provision in any other Jurisdiction. To the extent permitted by law, the Parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         10.11. COUNTERPARTS; EXECUTION AND DELIVERY OF SIGNATURE PAGES. This Agreement may be executed in multiple counterparts and by the Parties hereto on separate counterparts which, taken together, shall constitute one binding agreement. This Agreement shall also be deemed duly executed, delivered and in full force and effect if (a) each of the Parties hereto has properly executed a signature page to this Agreement, designated as such (a "Signature Page") on which such Party's signature is called for, and (b) each Party has transmitted such executed Signature Page by facsimile transmission or courier service to each of the other Parties to this Agreement. Each Party to this Agreement undertakes to the other Parties that, in the event such Party executes this Agreement by means of executing and transmitting by facsimile transmission a Signature Page, such Party shall forthwith after such execution send by courier service to the other Parties to this Agreement a copy of the Signature Page hand-signed by such Party, provided, however, that any failure to dispatch such Signature Page by courier as aforesaid shall not affect the validity and enforceability of this Agreement, and it shall be deemed to be in full force and effect.

         10.12. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their successors or permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, or result in any Person's being deemed a third party beneficiary of this Agreement.

         10.13. WAIVER. Any agreement on the part of a Party hereto to any extension or waiver of any obligation of any other Party hereunder shall be valid only if set forth in an instrument in writing signed on behalf of the Party entitled to enforce the obligation. A waiver by one Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty or as a waiver by any other Party. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.


                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT



         IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date and year first above written.

                                        IA GLOBAL, INC.



                                        By: /s/ Alan Margerison
                                            ---------------------------------
                                            Name:  Alan Margerison
                                            Title: Chief Executive Officer



                                        QUIKCAT.COM, INC.



                                        By: Dr. Olu Lafe
                                            -------------------
                                            Name:  Dr. Olu Lafe
                                            Title: CEO

                                QUIKCAT.COM, INC.

                                 SCHEDULE 3.4.2

                                ASSUMED CONTRACTS

The following is a list of contracts assumed as part of the Asset Purchase
Agreement:

License Agreements with Internet Service Providers

                                                                                                  POSTAL
      COMPANY NAME               ADDRESS1            ADDRESS2            CITY         STATE        CODE
      ------------               --------            --------            ----         -----       ------
AA Service Provider LLC    11 Robert Toner Blvd  Suite 5           North Attleboro  MA          02763
AASP                       P.O. Box 265                            Triangle         VA          22172
Bargaintech                3006 Ardsley Dr                         Orlando          FL          32804
Bluetruck.net              826 Bellevue Ave                        Reading PA       PA          19609
BrightNet                  37 East Marion                          Doylestown       OH          44230
                           Street
Cape Lookout Internet      3000 Arendell Street  Suite 111         Morehead City    NC          28557
Services
Carrolls Web               P O Box 2060                            Salina           KS          67401
CCS Internet               13740 Research Blvd.                    Austin           TX          78750
Clovernet                  1199 South 2nd st.                      Coshocton        OH          43812
ComNet, Inc.               P O Box 2038          13888 County      Wapakoneta       OH          45895
                                    Road 25A
CoreComm                   4660 S. Hargadon Rd.  #320              East Lansing     MI          43604
CWNet                      901 Howe Avenue       Suite B           Sacramento       CA          95825
Cyber Lodge Internet       110 N. Main                             Medicine Lodge   KS          67104
Services
eGIX                       11550 N. Meridian     Suite 500         Carmel           IN          46032
EXP Data Recall            755 South 11th                          Beaumont         TX          77701
                           Street
Galaxy Internet Services   188 Needham St.       Suite 110R        Newton           MA          02464
GalaxyNet Internet         390 NE Midway Blvd.   Suite B-102       Oak Harbor       WA          98277-2645
GCNET                      P.O Box 990                             McHenry          MD          21541
GreaTrax LLC               4450 Gustafson St                       Wichita          KS          67204
ImagineNet                 23550 Center Ridge                      Westlake         OH          44145
                           Road
Indian Creek Internet      Box 1565                                Bandera          TX          78003
Internet Access Plus       105N Kalamazoo St.                                       MI          49099
Internet Professionals,    205 S. Third St.                        Richmond         KY          40475
LLC
iServ                      5222-33rd Street                        Grand Rapids     MI          49512
                           S.E.
IA Global, Inc             533 Airport Blvd.     Suite 400         Burlingame       CA          94010
Jasmine Internet Co., LTD  200 Moo 4,            Chaengwatana Rd,  Pakkred          Nonthaburi  11120
                                                                   Sub-district
KIT USA                    PO Box 2060                             Salina           KS          67401
Magic-Net Inc              106 East State                          Colon            MI          49040
                           Street
Mango Services LLC         242 Old New           Suite 100         Piscataway       NJ          08854
                           Brunswick Road
Midmich.net                1514 Court Street                       Saginaw          MI          48602
Naisp.net                  275 Landry Avenue                       North            MA          02760
                                                                   Attleborough

Net2roam Limited           33 Melbury Court                        London                       W8 6NH
NetAccess, INC.            1159                  Suite 140         Pittsford        NY          14534
                           Pittsford-Victor
                           Road
Omega Communications       One Center Street #3                    Southington      CT          06489-3106
Sarver's Output Services   RRI Box 253G                            Monroeton        PA          18832
Stargate 23 / Precision    111 N. Main Street                      Elmira           NY          14901
Services Group
SuperPA Net                204 Chambersburg St                     Gettysburg       PA          17325
US Choice Inc.             14015 Park Dr.        Suite 200         Tomball          TX          77377
Veroom LLC                 PO Box 667                              Mt. Vernon       OH          43050
Webpipe.Net                1569 West 2650 South  Suite 3           Ogden            UT          84401
WTS Online                 517 West Commerce                       BrownWood        TX          76801


Other Contracts

1. Contribution Agreement, dated as of July 14, 1999, by and among QuikCAT.com, Inc., SKL Technology Ventures, LLC and Innovative Computing Group, Inc.

2. Multimedia License Agreement, dated as of July 14, 1999, by and between QuikCAT.com, Inc. and Innovative Computing Group, Inc.

                                QUIKCAT.COM, INC.

                                  SCHEDULE 3.5

                                LEGAL PROCEEDINGS

The following is a list of legal proceedings pending against QuikCAT.com, Inc.:

1.       US Department of Labor v. QuikCAT.com, Inc.
         Case No. 2003-LCA -19
         Office of Administrative Law Judges

2.       Erik D. Brown v. Quikcat.com, Inc.
         Cuyahoga County Court of Common Pleas
         Case No. CV-02-489257
         (Stayed by pending bankruptcy action.)

                                QUIKCAT.COM, INC.

                                  SCHEDULE 3.6

                      GOVERNMENTAL OR OTHER AUTHORIZATIONS

The following is a list of all of the Company's Governmental Authorizations with respect to the Business, and any Consent, license, plan, certificate or permit issued, granted or given to the Company by any other Person or body with respect to any software or process of the Business:

None.

                                QUIKCAT.COM, INC.

                                  SCHEDULE 3.7

                       COMPLIANCE WITH LEGAL REQUIREMENTS

The Company is in compliance in all material respects with all applicable Legal Requirements to which the operation of the Business is subject, except for the following:

The Company has been unable to meet most of its payment obligations, including payments to various taxing authorities. As a result, it is in violation of the legal obligation to make those payments and in some cases the related reporting obligations. In addition, other issues, like back wages, remain unpaid and could be in violation of various labor laws and regulations, not limited to wage and hour violations and the requirements of employing foreign workers. The Company believes the only legal requirements it is in violation of relate to its inability to make payments, and to the best of its knowledge and belief, there are no other violations of legal requirements.

                               QUIKCAT.COM, INC.

                                 SCHEDULE 3.8.1

                             INTELLECTUAL PROPERTY

The following is a list of the Intellectual Property used or intended to be used in the Business and owned by the Company, including any QC Software, a list of the Intellectual Property used by the Company pursuant to a license or other right granted by a third party, excluding any "shrink-wrap" software packages, used or intended to be used in the Business, and identifies each item of Licensed Intellectual Property that will require the licensor's Consent to transfer or assign such item to Purchaser in the Contemplated Transactions:

Products:

   1. iNet Accelerator

   2. Messaging Optimizer

   3. Miliki Dial Up

   4. Lemon Blue (Alpha version)

   5. Perfect View (Alpha version)

   6. Thin Client (Alpha version)

Patents:

  US PATENTS (DATE)                   TITLE                       INVENTORS            ASSIGNEE
  -----------------                   -----                       ---------            --------
      6,567,781         Method and apparatus for              Olurinde E. Lafe     QuikCAT.com, Inc.
    (May 20, 2003)      compressing audio data using a
                        dynamical system having a
                        multi-state dynamical rule set
                        and associated transform basis
                        function

      6,456,744         Method and apparatus for video        Olurinde E. Lafe     QuikCAT.com, Inc.
   (Sept 24, 2002)      compression using sequential
                        frame cellular automata transforms

      6,449,658         Method and apparatus for              Olurinde E.Lafe,     QuikCAT.com, Inc.
   (Sept 10, 2002)      accelerating data through             Atila Boros,
                        communication networks                Valeriy Tsuryk

      6,400,766         Method and apparatus for digital      Olurinde E. Lafe     QuikCAT.com, Inc.
    (June 4, 2002)      video compression using
                        three-dimensional cellular
                        automata transforms

      6,393,154         Method and apparatus for digital      Olurinde E. Lafe     QuikCAT.com, Inc.
    (May 21, 2002)      image compression using a
                        dynamical system

      6,363,350         Method and apparatus for digital      Olurinde E. Lafe     QuikCAT.com, Inc.
   (March 26, 2002)     audio generation and coding using
                        a dynamical system

      6,330,283         Method and apparatus for video        Olurinde E. Lafe     QuikCAT.com, Inc.
    (Dec 11, 2001)      compression using multi-state
                        dynamical predictive systems

                                QUIKCAT.COM, INC.

                                 SCHEDULE 3.8.2

                         INTELLECTUAL PROPERTY OF OTHERS

The following is a list of any patent, technical documentation, trade secret, trademark, service mark, technology, trade name, domain name, copyright or other Intellectual Property other than the QC Intellectual Property necessary to conduct the Business as heretofore conducted by the Company without infringing or violating the rights of any other Person:

   1. LZW License

   2. SourceGear SourceOffSite

   3. Microsoft SourceSave

   4. Kakadu Software

   5. LEADTOOLS Imaging Pro

   6. Rational PureCoverage for Windows

   7. Rational Quantify for Windows

   8. Microsoft Visual Studio

   9. Eclipse (Java Development)

                                QUIKCAT.COM, INC.

                                 SCHEDULE 3.8.3

                                  JURISDICTIONS

The following is a list of all Jurisdictions in which the Company is operating the Business under a trade name, and each Jurisdiction in which any such trade name is registered:


   1. Ohio

   2. Delaware

                                QUIKCAT.COM, INC.

                                 SCHEDULE 3.8.4

                 PAYMENTS WITH RESPECT TO INTELLECTUAL PROPERTY

The Company (a) is not obligated to make any payments by way of royalties, fees or otherwise to any owner, licensor, or other claimant to any Intellectual Property rights for use thereof and (b) the Company has paid in full all license fees, royalties and other payments due and payable prior to the date hereof required to be made by the Company pursuant to any agreement under which the Company licenses the Licensed Intellectual Property, except as follows:

Quikcat has sold copies of the Miliki Super Compressor and Choshuku software products without obtaining the permission of Innovative Computing Group, Inc. ("ICG"). These products are owned by ICG. ICG has requested that Quikcat cease and desist from further sales of the Miliki Super Compressor and Choshuku products. Quikcat will comply with that request.

The Company has not paid the required royalties under the LZW license.

                                QUIKCAT.COM, INC.

                                  SCHEDULE 3.9

                          TRANSACTIONS WITH AFFILIATES

The following is a list of: (a) any Contract with the Company and an Affiliate relating to the Business ("Affiliate Contract"); (b) any property of an Affiliate (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business; or (c) any claim of an Affiliate against the Company involving or relating to the Business:

   1. Miliki and Choshuku are implementations of the QuikCAT technology within "a stand alone computer configuration" and are owned by Innovative Computing Group, Inc. as are all other implementations of the QuikCAT technology that can be used in stand alone computer configurations.

   2. "AudioCAT Applications" are owned 50% by Innovative Computing Group, Inc.

   3. Implementation of any QuikCAT technology in the hardware for portable wireless multimedia devices is licensed to Innovative Computing Group, Inc. under the Multimedia License.

                                QUIKCAT.COM, INC.

                                  SCHEDULE 4.5

                             DISCLOSURE OF INTERESTS

The following is a list of (i) any past or present (or any anticipated future) relationship between the purchaser or any of its Affiliates, on the one hand, and any of the Company's present board members, officers, advisers or professionals, on the other hand, and (ii) any other past or present (or any anticipated future) relationship:

The Purchaser has entered into a non-binding letter of intent with Innovative Computing Group, Inc. and Dr. Olurinde E. Lafe. Under this letter of intent, it is contemplated that certain technology owned by Innovative Computing Group, Inc. will be acquired by the Purchaser and Dr. Lafe will be employed by the Purchaser or its designee.

                                QUIKCAT.COM, INC.

                                  EXHIBIT 2.6.3

                          ALLOCATION OF PURCHASE PRICE

The following is the allocation of the Purchase Price, subject to adjustment at the date of closing for changes in carrying values:

Class I Assets - None

Class II Assets - None

Class III Assets - None

Class IV Assets - None

Class V Assets - $75,497 (Accounts Receivable)

Class VI Assets - $0

Class VII Assets - $624,503